Exhibit 10.14

PURCHASE AND SALE AGREEMENT

BY AND AMONG

TR ENERGY, INC. (“TREI”)

AS SELLER

AND

NORAM RESOURCES, INC. (“NORAM”)

AS BUYER

DATED EFFECTIVE AUGUST 1, 2008

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

EXHIBIT LIST

EXHIBIT A	Leases and Lands

EXHIBIT B	Wells/WI/NRI and Depth Restrictions

EXHIBIT C	Plat of Area of * * *

EXHIBIT D	Material Agreements; Hydrocarbon Sales Contracts; Calls on Production

EXHIBIT E	Excluded Assets

EXHIBIT F	(Intentionally deleted)

EXHIBIT G	Joint Operating Agreement

EXHIBIT H	(Intentionally deleted)

EXHIBIT I	(Intentionally deleted)

EXHIBIT J	(Intentionally deleted)

EXHIBIT K	Insurance Coverage

EXHIBIT L	Assignment, Bill of Sale and Conveyance

PURCHASE AND SALE AGREEMENT

          This Purchase and Sale Agreement (this “Agreement”) dated effective August 1, 2008, is by and among TR Energy, Inc., a Nevada corporation (“TREI”), whose address is P.O. Box 2033, Tyler, Texas 75710, as “Seller,” and Noram Resources, Inc., a Texas corporation, whose address is 13103 FM 1960 West, Suite 210, Houston, Texas 77065, as “Buyer.”

RECITALS

          A.          Seller owns and desires to sell an undivided 20% working interest in certain oil and gas properties located in Marion and Cass Counties, Texas, all as more particularly described in Section 1.2 below (collectively, the “Assets”).

          B.          The Assets constitute an undivided working interest in an oil and gas venture located in Cass and Marion Counties, Texas, called the “Cornerstone Project,” which project is described in Exhibit C. After the Closing under this Agreement, Noram shall have a 20% working interest in the Cornerstone Project; TR Energy, Inc. shall have a 10% interest in the Cornerstone Project; Pegasi Energy Resources Corporation (“PERC”) shall have a 70% interest in the Cornerstone Project; and PERC’s wholly-owned subsidiary Pegasi Operating Inc. (“POI”) shall serve as the operator of the Cornerstone Project under the JOA defined below. PERC and POI have executed this Agreement in order to evidence their consent to the Transaction (as hereinafter defined) and to make the agreements and representations set forth in Articles 7 and 8 below. Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”

          C.          Buyer has conducted an independent investigation of the nature and extent of the Assets and desires to purchase from Seller the Assets pursuant to the terms of this Agreement. The transaction contemplated by this Agreement may be referred to as the “Transaction.”

          D.          Buyer, Seller, PERC and POI agree to participate in the exploration and development of these oil and gas properties pursuant to a Joint Operating Agreement attached hereto as Exhibit G (the “JOA”).

AGREEMENT

          The parties intend for this Agreement to be binding and enforceable, and that it will inure to the benefit of the parties and their respective successors and assigns.

          In consideration of the mutual promises contained herein, $100 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

PURCHASE AND SALE

          1.1          Purchase and Sale. Seller agrees to sell and Buyer agrees to purchase the Assets, all pursuant to the terms of this Agreement. After Closing, Buyer, Seller, PERC and POI agree to participate in the exploration and development of the Cornerstone Project pursuant to the JOA.

          1.2          The Assets. As used herein, the term “Assets” refers to a 20% undivided interest in the following:

                         (a)          The leasehold estates created by the oil and gas leases specifically described in Exhibit A (collectively, the “Leases”), and the oil, gas and all other hydrocarbons (“Hydrocarbons”) attributable to the Leases and the lands covered thereby (the “Lands”);

                         (b)          The oil and gas wells specifically described in Exhibit B (the “Wells”), together with all injection and disposal wells on the Lands or on lands pooled or unitized therewith;

                         (c)          All personal property, equipment, fixtures, improvements, permits, rights-of-way and easements used in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Subsections 1.2(a) and (b), but not including the Excluded Assets in Exhibit E;

                         (d)          The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements relating to the properties and interests described in Subsections 1.2(a) through (c) and to the production of Hydrocarbons, if any, attributable to said properties and interests;

                         (e)          All existing and effective sales, purchase, exchange, gathering agreements, service agreements and other contracts, agreements and instruments, insofar as they relate to the properties and interests described in Subsections 1.2(a) through (d), including without limitation, the agreements described in Exhibit D (the “Material Agreements”); and

                         (f)          All files, records, reports, correspondence and data relating to the items described in Sections 1.2(a) through 1.2(e) possessed by or otherwise reasonably available to Seller (the “Records”).

          1.3          Excluded Assets. As used herein, the term “Excluded Assets” refers to all of Seller’s right, title and interest in and to the following, all of which are excluded from the terms of this Agreement and shall remain the sole property of Seller:

                         (a)          All mineral interest and associated landowners royalties, as well as any overriding royalties not specifically described on Exhibits A or B under the Lands owned by Seller, including, without limitation, the interest described on Exhibit E.

                         (b)          Any other interests set forth on Exhibit E.

          1.4          Certain Defined Terms. The following terms shall have the following meanings as used in this Agreement:

          “Code” means the U.S. Internal Revenue Code of 1986, as amended.

          “Environmental Laws” means any and all Legal Requirements pertaining to the prevention of pollution, remediation of contamination or restoration of environmental quality, protection of human health or the environment (including natural resources), or workplace health and safety, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Texas Water Code, Natural Resources Code, and Health & Safety Code; and all similar Legal Requirements of any Governmental Body having jurisdiction over the Assets and any associated operations, and all amendments to such Legal Requirements and all regulations implementing any of the foregoing.

          “Hazardous Materials” means any (i) chemical, constituent, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Body, that presents a risk or threat to human health or the environment, or that may form the basis for any liability or obligation under any Environmental Law; (ii) asbestos containing material, lead-based paint, polychlorinated biphenyls, or radon; and (iii) petroleum, hydrocarbons, or petroleum products.

          “Governmental Authorization” means any approval, consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          “Governmental Body” means any federal, state, local, municipal, foreign, or other government, or subdivision thereof, any governmental agency, branch, department, official, or entity and any court or other tribunal and any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          “Legal Requirement” means any federal, state, local, municipal, foreign, international, or multinational law, order, constitution, ordinance, rule (including rules or principles of common law), regulation, code, statute, treaty or other legally enforceable directive or requirement.

          “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges imposed by any Governmental Authority which are based on the use or ownership of real property), personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, unclaimed property and escheat obligations, pipeline franchise fees, street rentals, right-of-way fees and any other fees or impositions related to the use or occupancy of public rights of way, including any interest, penalty, or addition thereto, whether disputed or not, and including any of the foregoing items for which liability arises as a transferee, successor-in-interest by contract or otherwise.

          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE 2

PURCHASE PRICE

          2.1          Purchase Price. The purchase price for the Assets shall be Twenty Million Dollars US $20,000,000 (the “Purchase Price”), which shall be paid by Buyer at Closing, subject to the termination rights set forth herein.

          2.2          Deposit. Following the execution of this Agreement, Buyer shall pay to Seller a deposit, in cash, in the amount of One Hundred Thousand Dollars USD ($100,000.00) (the “Deposit”). Such Deposit is non-refundable to Buyer except under the circumstances described in Section 11.2(b) below. The Deposit shall be credited to the Purchase Price at Closing.

          2.3          (Intentionally deleted).

          2.4          Adjustments to Purchase Price. All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

                         (a)          Settlement Statements. The Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” prepared by Seller and submitted to Buyer 5 days prior to Closing for Buyer’s comment and review. The Preliminary Settlement Statement shall set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations in reasonable detail. The term “Closing Amount” means the Purchase Price, less the Deposit, adjusted as provided in this Section using reasonable estimates based on the best information available at the time if actual numbers are not available. After Closing, the Purchase Price shall be adjusted pursuant to the Final Settlement Statement delivered pursuant to Section 13.1.

                         (b)          Proration Date. Seller and Buyer agree that all revenues attributable to the Assets and all Property Expenses (as defined below) will be apportioned between Buyer and Seller as of the Effective Date. Accordingly, Seller shall be entitled to any production revenues or other amounts realized from and accruing to the Assets attributable to the period of time before the Effective Date, and shall be liable for the payment of all Property Expenses, attributable to the Assets for the period of time before the Effective Date, and (ii) Buyer shall be entitled to any production revenues or other amounts realized from and accruing to the Assets attributable to the period of time on and after the Effective Date, and shall be liable for the payment of all Property Expenses, attributable to the Assets for the period of time on and after the Effective Date. Subject to the provisions of Section 14.3, the settlement of the Parties evidenced by the Final Settlement Statement shall be a final settlement between the Parties for all liabilities and obligations related to the Assets, including Property Expenses.

                         (c)          Property Expenses. For the purposes of this Agreement, the term “Property Expenses” shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Taxes (as defined and apportioned as of the Effective Date pursuant to Article 9), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America (“COPAS”) that are attributable to the maintenance and operation of the Assets during the period in question and not incurred in breach of this Agreement. Buyer’s liability for Property Expenses shall be limited to Buyer’s proportionate share of working interest in the Assets and subject to the terms and provisions of the Joint Operating Agreement set forth at Exhibit G. Property Expenses shall not include any amounts which constitute or relate to Retained Liabilities.

                          (d)          Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

                                        (1)          An amount equal to all proceeds (net of royalty and Taxes not otherwise accounted for hereunder) received by the Seller and delivered to Buyer from the sale of all Hydrocarbons produced from or credited to the Assets prior to the Effective Date;

                                        (2)           An amount equal to all Property Expenses, incurred and paid by Seller that are attributable to the period after the Effective Date;

                                        (3)           To the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses attributable to the Assets after the Effective Date that were paid by or on behalf of Seller, including without limitation, prepaid drilling and/or completion costs, applicable insurance costs, and prepaid utility charges, and prepaid production, as described in Exhibit E under the Excluded Assets.

                                        (4)          An amount equal to the value of Seller’s share of all oil in storage tanks at the Effective Date to be calculated as follows: the value shall be the product of the volume in each storage tank (attributable to the 20% undivided working interest being purchased) as of the Effective Date as shown by the actual gauging reports, less any volumes below the load line, multiplied by the price actually received for July 2008 production under the applicable marketing contract if the hydrocarbons in question had been sold;

                                        (5)          Any other amount agreed to in writing by Buyer and Seller or expressly provided for in this Agreement.

                         (e)          Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

                                       (1)          Proceeds received and retained by Seller (net of applicable Taxes and royalties) that are attributable to production from the Assets after the Effective Date;

                                       (2)          The amount of all Property Expenses, that remain unpaid by Seller, or that have been paid by Buyer, that are attributable to the period prior to the Effective Date;

                                       (3)          Any other amount agreed to by Buyer and Seller.

                         (f)          Gas Imbalances/Wellhead/Pipeline. The Purchase Price may be increased or decreased, as appropriate, by an amount equal to any of Seller’s wellhead and pipeline imbalances existing as of the Effective Date. The wellhead gas imbalances and pipeline gas imbalances shall be settled between the parties pursuant to the terms of the Joint Operating Agreement as set forth on Exhibit G. Seller warrants that there are no gas imbalances at the time of closing.

ARTICLE 3

BUYER’S INSPECTION

          3.1          Access to the Records. Prior to Closing and subject to Section 8.3, Seller will make the Records available to Buyer and its agents, representatives, advisors and other parties providing services to Buyer in connection with this Agreement (collectively, “Buyer’s Representatives”) for inspection and review at Seller’s offices in Houston, Texas and Tyler, Texas during normal business hours to permit Buyer to perform its due diligence review. Subject to the consent and cooperation of third parties, Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from such parties as Buyer may reasonably desire, including the right to perform an environmental assessment of the Assets pursuant to Article 5 below. Buyer may inspect the Records and such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of Seller to a third party. Seller will use reasonable efforts to obtain any waivers or consents required from third parties to permit Buyer to inspect the Records and such additional information, and to perform an environmental assessment of the Assets. Notwithstanding Buyer’s right to access the Records until Closing, Buyer’s right to terminate this Agreement due to the results of Buyer’s due diligence review may only be exercised during a review period beginning on the date this Agreement is executed and continuing until 5:00 p.m. on September 26, 2008 (the “Review Period”). After the Review Period has expired, unless Buyer has terminated the Agreement pursuant to Section 11.1(d) below, Buyer shall be deemed to have completed its review, approved the Assets for purchase, and shall no longer have the termination right set forth in Section 11.1(d) below.

          3.2          Disclaimer. Except for the representations contained in this Agreement, Seller makes no representation of any kind as to the Records or any information contained therein. Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

          3.3          Physical Access to the Assets. During reasonable business hours, Seller agrees to grant or otherwise arrange for Buyer to have physical access to the Leases and Wells to allow

Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Assets. In connection with any such on-site inspections, Buyer agrees not to interfere with the normal operation of the Assets and agrees to comply with all requirements of the operators of the Wells. If Buyer or its agents prepares an environmental assessment of any Assets, Buyer agrees to furnish copies thereof to Seller and to keep such assessment confidential in accordance with Section 8.3(a). In connection with Seller granting such access to Buyer, Buyer represents that it is adequately insured and waives, releases and agrees to indemnify Seller, and their respective directors, officers, shareholders, employees, agents and representatives against all claims for injury to, or death of, persons or for damage to property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer. This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

          3.4          Buyer’s Representatives. If Buyer’s Representatives conduct due diligence activities for Buyer, either in Seller’s offices or on the Lands, Buyer agrees to make Buyer’s Representatives agree to be bound by the terms of this Article 3 and the confidentiality provisions of Article 14.

ARTICLE 4

TITLE MATTERS

          4.1          Definitions.

                         (a)          Defensible Title. The term “Defensible Title” means such title to the Assets, that, subject to and except for Permitted Encumbrances: (i) entitles Seller to receive no less than the net revenue interest set forth on Exhibit B for the producing formation for each Well for the time frames set forth on Exhibit B (“NRI”); (ii) obligates Seller to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from the producing formation from the Well in an amount not greater than the working interest set forth in Exhibit B for the time frames set forth on Exhibit B (“WI”); and (iii) is free and clear of encumbrances, liens and defects.

                         (b)          Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

                                        (1)          lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not operate to reduce the NRI below that set forth in Exhibit B;

                                        (2)          liens for current period Taxes, or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

                                        (3)          easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with the operation of the affected Asset as has been conducted in the past;

                                       (4)          the terms and conditions of the Material Agreements; and

                                       (5)          materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action.

          4.2          Casualty Loss. Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), Buyer shall purchase the Asset at Closing for the Allocated Value of the Asset reduced by the estimated cost to repair or replace such Asset (with equipment of similar utility) up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”). Seller, at its sole option, may elect to cure such Casualty Loss. If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility. If Seller cures the Casualty Loss, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof without any adjustment for the Casualty Loss.

ARTICLE 5

ENVIRONMENTAL INSPECTION

          Buyer acknowledges and agrees that Buyer is experienced in the acquisition, development, ownership and operation of properties similar to the Assets and that Buyer prior to the closing date will have inspected the Assets to its satisfaction and is qualified to make such inspection. Buyer shall have the right during the Review Period to perform an assessment of the environmental condition of the Assets, including the right to collect and analyze any air, soil, surface water, or groundwater samples that Buyer deems appropriate, subject to any limitations imposed on Seller’s right to do the same pursuant to any Joint Operating Agreements. Buyer acknowledges that it is fully relying on its (or its representatives) inspections of the Assets and not upon any statements by Seller or any of its representatives other than the representations and warranties of Seller set forth in Section 6.15 of this Agreement. Buyer acknowledges that any condition of the Property which Buyer discovers or desires to correct or improve after the Closing Date shall be subject to provisions of the JOA.

ARTICLE 6

SELLER’S REPRESENTATIONS

          Seller (and PERC and POI, as applicable) make the following representations as of the execution of this Agreement and as of Closing:

          6.1          Corporate Representations.

                         (a)          Seller is a corporation, duly organized, validly existing and in good standing under the laws of its State of origin and is duly qualified to carry on its business in Texas.

                         (b)          Seller has all requisite power and authority to own the Assets and to carry on its business as presently conducted.

                         (c)           Neither the execution and delivery of this Agreement by Seller nor the consummation or performance of the Transactions by Seller shall, directly or indirectly (with or without notice or lapse of time): (i) result in the creation or imposition of a lien or encumbrance on the Assets that will remain in existence after Closing, (ii) contravene, violate, or be in conflict with, any provision of Seller’s governing documents, or any provision of any statute, rule or regulation applicable to Seller or any agreement or instrument to which Seller is a party or by which it or any Asset is bound, (iii) violate, or be in conflict with any judgment, decree or order applicable to Seller or any Asset or (iv) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization.

          6.2          Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and at the Closing all instruments executed and delivered by Seller at or in connection with the Closing shall have been duly executed and delivered by Seller. This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

          6.3          Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Buyer shall have any responsibility whatsoever.

          6.4          No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to the knowledge of Seller, threatened against Seller by any third party.

          6.5          Litigation. Seller has not received a written claim or written demand notice that has not been resolved that would materially adversely affect any of the Assets. There is no action, suit, arbitral proceeding, ongoing governmental investigation, written governmental inquiry or proceeding pending or, to the knowledge of Seller, threatened against Seller or *   *   *    or any of the Assets.

          6.6          Insurance. Pursuant to the JOA, POI has and maintains, in effect on behalf of itself and the other parties, thereto the insurance coverage described on Exhibit K.

          6.7          Lease Maintenance. PERC has maintained the Leases and Lands, as outlined in Exhibits A and B, in good standing and has timely paid all royalties, rentals and lease burdens associated with the Leases and Lands. Neither POI, PERC nor Seller have notice of any claim for breach of any Lease or of any violation of the terms and provisions of any Lease or Material Agreement which might cause the failure of title to any of the Leases and Lands.

          6.8          No Liens. Except for Permitted Encumbrances, the Assets will be conveyed to Buyer at the Closing free and clear of all liens and encumbrances.

          6.9          Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Seller or PERC that would be reasonably expected to materially interfere with the operation of the Assets or impair Seller’s ability to consummate this Transaction.

          6.10          Accuracy of the Records. The Records include files, or copies thereof, that the Seller has used in its ordinary course of business, and to Seller’s knowledge the Records are complete and accurate in all material respects.

          6.11          Compliance with Law. To Seller’s knowledge, the Assets are, and the operation of the Assets is, in compliance with all statutes, laws, ordinances, regulations, permits, rules and orders of all federal, state, tribal or local government or any other governmental department or agency, and all judgments, decrees and orders. To Seller’s knowledge, POI has in effect all Governmental Authorizations necessary for it to own, lease, or operate the Assets and to carry on its business with respect to the Assets, and there has occurred no default under any such Governmental Authorization.

          6.12          Calls on Production. Except as set forth on Exhibit D, to Seller’s knowledge, there are no calls on or preferential rights to purchase production from the Assets.

          6.13          Material Agreements. Exhibit D is a list of all agreements that are material to the ownership and operation of the Assets. Seller has made available to Buyer true, complete and correct copies of all Material Agreements (together with all amendments and supplements to such Material Agreements) and all waivers of any terms thereof. Except as noted on Exhibit D, (i) to Seller’s knowledge, each Agreement is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto, (ii) there are no violations or breaches of any Material Agreement or existing facts or circumstances which upon notice or the passage of time or both will constitute a violation or breach thereof.

          6.14          Hydrocarbon Sales Contracts. Except for the Hydrocarbon Sales Contracts listed in Exhibit D, no hydrocarbons produced from the Assets are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than 30 days notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets. Proceeds from the sale of oil, condensate, and gas from the Assets are being received in all respects by Seller in a timely manner and are not being held in suspense for any reason.

          6.15          Environmental Matters. Except as set forth on Exhibit D, to the knowledge of Seller: (a) the Assets and all associated operations are and, during the relevant time periods specified in all applicable statutes of limitations, have been in compliance with all applicable Environmental Laws; (b) the Assets and any associated operations are not subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Body pursuant to any Environmental Law; (c) all Governmental Authorizations

required to be obtained or filed under applicable Environmental Laws with respect to the Assets and their current operations have been obtained or filed and are valid and currently in full force and effect; (d) there has been no release of any Hazardous Material into the environment in connection with the Assets or associated operations that could result in any remedial or corrective action obligation under Environmental Laws; (e) there has been no exposure of any person or property to any Hazardous Material in connection with the Assets or any associated operations that could reasonably be expected to form the basis of a claim for damages or compensation; and (f) Seller has made available to Buyer all internal and external environmental audits and studies and all correspondence on substantial environmental matters relating to the Assets that are in the possession of or otherwise reasonably available to the Seller.

          6.16          Excluded Information. Seller warrants that there is no material information that cannot be disclosed to Buyer pursuant to Section 3.1 without obtaining consents or waivers.

          6.17          Equipment. To Seller’s knowledge, all Equipment (i) is in an operable state of repair adequate to maintain normal operations and (ii) is suitable for the purposes for which such Equipment is being used. To Seller’s knowledge, POI has all material easements, rights of way, licenses, and Governmental Authorizations necessary to access, construct, operate, maintain, and repair the Equipment in material compliance with all Legal Requirements.

          6.18          Preferential Purchase Rights and Consents. (a) There are no rights or agreements that enable any third party to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Transaction (“Preferential Purchase Rights”).

          (b)          There are no additional approvals, consents, ratifications, waivers, or other authorization (including any Governmental Authorization) from any third party which is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Transaction (“Consents”).

          6.19          Outstanding Capital Commitments. There are no outstanding AFEs or other commitments to make capital expenditures which are binding on Seller or the Assets.

          6.20          Taxes. To Seller’s knowledge: (i) All Tax Returns required to be filed by the Seller have been duly and timely filed with the appropriate Governmental Body, (ii) all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete, (iii) all Taxes owed by the Seller have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (v) all Tax withholding and deposit requirements imposed with respect to the Assets have been satisfied in full in all respects, (vi) there are no Liens on the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, (vii) there is no claim pending or threatened by any Governmental Body in connection with any Tax that would adversely affect the Assets after the Closing, (viii) none of the Tax Returns relating to the Assets are now under audit or examination by any Governmental Authority, (ix) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any such Tax Return or the assessment or collection of any such Tax that would negatively impact Buyer after the Closing, and (x) none of the Assets are deemed by Agreement or applicable law to be held by a partnership for Tax purposes..

ARTICLE 7

BUYER’S REPRESENTATIONS

          Buyer makes the following representations to Seller as of the execution of this Agreement and as of Closing:

          7.1          Organization and Standing. Buyer is a Corporation duly organized, validly existing and in good standing under the laws of the State of Texas and on the Closing Date will be duly qualified to carry on its business in Texas and in each state where failure to be so qualified could adversely affect the Assets or consummation of this Transaction.

          7.2          Power. Buyer has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement and consummation of this Transaction and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any provision of its governing documents or any material provision of any agreement or instrument to which it is a party or by which it is bound, or, any judgment, decree, order, statute, rule or regulation applicable to it.

          7.3          Authorization and Enforceability. The execution, delivery and performance of this Agreement and this Transaction have been duly and validly authorized by all requisite action on behalf of Buyer. This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

          7.4          Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Seller shall have any responsibility whatsoever.

          7.5          Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened against it before any governmental authority that impedes or is likely to impede Buyer’s ability to consummate this Transaction and to assume the liabilities to be assumed by Buyer under this Agreement including without limitation, the Assumed Liabilities.

          7.6          Securities Laws, Access to Data and Information. Buyer is familiar with Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets. Buyer acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities laws.

          7.7          Financial Resources. As of the Closing Buyer will have sufficient cash, available lines of credit sources of immediately available funds to pay the Purchase Price and otherwise to fulfill its obligations hereunder.

          7.8          Buyer’s Evaluation.

                       (a)          Records. Buyer acknowledges that Seller is making available to it the Records and the opportunity to examine, to the extent Buyer deems necessary in its sole discretion, all real property, personal property and equipment associated with the Assets. Except for the representations of Seller contained in this Agreement, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express, implied, or statutory or written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets furnished or to be furnished to Buyer or Buyer’s Representatives by or on behalf of Seller, including without limitation any estimate with respect to the value of the Assets, estimates or any projections as to reserves and/or events that could or could not occur, future operating expenses, future workover expenses and future cash flow.

                       (b)          Independent Evaluation. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement, the representations and warranties of Seller contained herein, and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets and the legal risks of owning and operating the Assets. The JOA attached as Exhibit G will govern all rights and obligations between the owners of the Leases following Closing; nevertheless, Buyer and Seller shall continue to be bound by the provisions of Article 14 and the other provisions of this Agreement that survive Closing.

ARTICLE 8

COVENANTS AND AGREEMENTS

          8.1          Covenants and Agreements of Seller. Seller ( PERC and POI, as applicable) covenant and agree with Buyer as follows:

                       (a)          Operations Prior to Closing. From the date of execution hereof to the Closing, POI and Seller will operate the Assets in a good and workmanlike manner consistent with past practices. POI agrees to maintain the insurance now in effect with respect to the Assets through the date of Closing. From the date of execution of this Agreement to the Effective Date, Seller shall pay or cause to be paid its proportionate shares of all costs and expenses incurred in connection with such operations. Except for Capital Projects which are deemed approved by Buyer, Seller will timely notify Buyer of proposed activities and major capital expenditures that could reasonably expected to cost in excess of $25,000 per activity net to Seller’s interests conducted on the Assets and will keep Buyer timely informed of all material developments affecting any of the Assets.

                       (b)          Restriction on Operations. From the date of execution hereof to the Closing, Seller will promptly inform Buyer of all requests for commitments to expend funds in excess of $25,000 with respect to the Assets. Without the prior written consent of Buyer, Seller shall not enter into any new agreements or commitments with respect to the Assets which extend beyond the Closing, shall not commit to or incur any expenditures in excess of $25,000 (net to Seller’s interest) with respect to any part of the Assets, shall not make any nonconsent elections with respect to operations affecting the Assets, shall not abandon any Well or release or abandon all or any portion of any of the Leases, shall not modify or terminate any of the Material Agreements or waive or relinquish any right thereunder, shall not agree to any renegotiated price, take or other terms under existing gas purchase agreements, shall not agree to any credit or prepayment arrangement that would reduce the share of gas deliverable with respect to the Assets following the Closing Date, shall not enter into any agreement or instrument for the sale, treatment, or transportation of production from the Assets (except for sales agreements terminable on no more than 30 days’ notice), and shall not encumber, sell or otherwise dispose of any of the Assets, other than personal property that is replaced by equivalent property or consumed in the normal operation of the Assets.

                       (c)          Notification of Claims. Seller shall promptly notify Buyer of any suit, action or other written proceeding before any court or governmental agency and any cause of action that relates to the Assets or that might, in Seller’s reasonable judgment, result in impairment or loss of Seller’s title to any portion of the Assets or the value thereof or that might hinder or impede the operation of the Leases arising or threatened in writing prior to the Closing.

                       (d)          Existing Relationships. Prior to the Closing, POI shall not introduce any new method of management, operation or accounting with respect to the Assets and shall use all reasonable efforts to preserve its relationships with customers, suppliers, distributors, contractors, operators, non-operators, royalty owners, and others having business dealings with it in connection with the Assets.

                       (e)          Consents. For the purposes of obtaining the written consents required in this Section 8.1, Buyer designates the following contact person:

Name:	Frank C. Lytle Company:
Noram Resources, Inc.
Address:	13103 FM 1960 West, Suite 210
Houston, Texas 77065
Telephone:	(832) 678-2338 Fax:
(832) 678-2205

Such consents may be obtained in writing by overnight courier or given by telecopy or facsimile transmission.

                       (f)          Corporate. Seller shall maintain its legal status from the date hereof until Closing and through the Final Settlement to assure that as of the Closing Date and the Final Settlement, Seller will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of this Transaction.

          8.2          Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller as follows:

                       (a)          Entity Status. Buyer shall maintain its corporate status from the date hereof until the Closing Date and the Final Settlement, and use all reasonable efforts to assure that as of the Closing Date and the Final Settlement it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of this Transaction.

          8.3          Covenants and Agreements of the Parties. The Parties covenant and agree as follows:

                       (a)       Confidentiality. All data and information, whether written, oral, electronic, digital, or other medium obtained from Seller in connection with this Transaction, including the Records, whether obtained by Buyer before or after the execution of this Agreement, and data and information generated by Buyer in connection with this Transaction (collectively, the “Information”), is deemed by the Parties to be confidential and proprietary to Seller. Until the Closing (and for a period of two years if Closing should not occur for any reason), except as required by law, Buyer and Seller, their officers, agents and representatives will hold in strict confidence the terms of this Agreement, and all Information, except any Information which: (1) at the time of disclosure to Buyer by Seller is in the public domain; (2) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (3) Buyer can establish by competent proof was rightfully in Buyer’s possession at the time of disclosure to Buyer by Seller; (4) Buyer rightfully receives from third parties free of any obligation of confidence; (5) is developed independently by Buyer without the Information, provided that the person or persons developing the data shall not have had access to the Information; or (6) where a press release or other disclosure is required by law, rule, or regulation, including, without limitation, the rules and regulations governing public companies, investments in securities, or other investment opportunities, or the stock exchanges on which their shares are traded, or (7) is required or requested by any governmental authority.

                       (b)       Return of Information. If this Transaction does not close on or before Closing, or such later date as agreed to by the Parties, at Sellers request Buyer shall either (i) return to Seller all copies of the Information in possession of Buyer obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to Section 8.3; (ii) not utilize or permit utilization of the Information to compete with Seller; or (iii) destroy any and all notes, reports, studies or analyses based on or incorporating the Information. The terms of Section 8.3 shall survive termination of this Agreement.

                       (c)       Injunctive Relief. Each party agrees that a party will not have an adequate remedy of law if the other party violates any of the terms of Sections 8.3(a) and/or 8.3(b). In such event, a party will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Sections 8.3(a) and/or 8.3(b), by the other party, or to obtain specific enforcement of such terms.

                       (d)       Cure Period for Breach. If any Party believes any other Party has breached the terms of this Agreement, the Party who believes the breach has occurred shall give written notice to the breaching Party of the nature of the breach and give the breaching Party 48 hours to cure. Notwithstanding the foregoing, this Subsection 8.3(d) shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing.

                       (e)       Notice of Breach. If prior to closing either Seller or Buyer determines that the other Party has breached a representation or warranty under this Agreement, that Party shall promptly inform the other Party of such breach so that it may attempt to remedy or cure such breach prior to Closing. The provisions of this Agreement and the various documents and agreements to be executed and delivered pursuant hereto relating to representations, warranties, indemnities and agreements of Seller or Buyer shall not be altered or modified by the Closing or by Buyer’s or Seller’s knowledge of any event or Buyer’s or Seller’s review of any documents or other matters except as expressly provided herein to the contrary, except to the extent such breach or potential breach is cured prior to Closing.

                       (f)       Exclusive Dealing. After the initial payment as provided above in paragraph 2.2, and for a period continuing until September 30, 2008, TREI will not enter into any agreement, discussion, or negotiation with, or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from, any other corporation, firm or other person with respect to the possible disposition of a material portion of the properties or any business combination involving the properties, whether by way of merger consolidation, share exchange or other transaction, without the prior, written approval of Buyer.

ARTICLE 9

TAX MATTERS

          9.1          Apportionment of Tax Liability. Ad valorem taxes for 2008 shall be prorated on a daily basis, with Buyer liable for the portion allocated to the period on and after the Effective Date and Seller liable for the portion allocated to the period before the Effective Date. If the amount of such taxes for part, or all, of the Assets is not available on the Effective Date, proration of taxes shall be made on the basis of the best current information available, with a subsequent cash adjustment of such proration to be made between Seller and Buyer when actual tax figures are available. All Taxes based on or attributable to the ownership of, or based on production of hydrocarbons, other than ad valorem taxes, shall be deemed attributable to the period during which the hydrocarbons are produced. All Taxes imposed on or with respect to the Assets shall be prorated between Buyer and Seller as of the Effective Date, August 1, 2008. The apportionment of Taxes between the Parties shall take place in the Preliminary Settlement Statement and Final Settlement Statement, using estimates of such Taxes if actual numbers are not available. Subject to the provisions of Section 14.3, Taxes are considered part of the Property Expenses.

          9.2            Calculation of Tax Liability. Consistent with Section 9.1, and based on the best current information available as of Closing, the proration of Taxes shall be made between the Parties as an adjustment to the Purchase Price pursuant to Section 2.4 and thereafter pursuant to the provision of Section 14.3.

          9.3            Tax Reports and Returns. Seller agrees to immediately forward to Buyer any tax reports and returns received by Seller after Closing and provide Buyer with appropriate information which is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that are required to be filed after the Closing, and pay all required Taxes payable with respect to the Assets subject to the provisions of Sections 9.1 and 14.3. During the Review Period and continuing through and after the Closing Date, Seller further agrees to (i) allow Buyer to review all tax receipts or tax statements reflecting the prior payment of all ad valorem taxes relating to the Assets and (ii) cooperate with any effort by Buyer to obtain one or more tax certificates under Texas Property Tax Code § 31.08 to verify that there are no unpaid property taxes with respect to the Assets.

          9.4            Sales Taxes. The Parties understand that the sale of the Assets is exempt from Texas sales and/or use taxes as an occasional sale. If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer.

ARTICLE 10

CONDITIONS PRECEDENT TO CLOSING

          10.1          Seller’s Conditions Precedent. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

                           (a)          All representations and warranties of Buyer contained in this Agreement are true in all material respects (considering this Transaction as a whole) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects and Buyer shall deliver a certificate to Seller confirming the foregoing in such form as agreed to by the Parties;

                           (b)          No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing; and

          10.2          Buyer’s Conditions Precedent. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

                           (a)          All representations and warranties of Seller contained in this Agreement are true in all material respects at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing, and Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects and Seller shall deliver a certificate to Buyer confirming the foregoing in such form as agreed to by the Parties; and

                           (b)          No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing.

ARTICLE 11

RIGHT OF TERMINATION AND ABANDONMENT

          11.1          Termination. This Agreement may be terminated in accordance with the following provisions:

                           (a)          by Seller (i) if Buyer fails to make the Deposit required by Section 2.2 or (ii) if Seller’s conditions set forth in Section 10.1 are not satisfied through no fault of Seller, or are not waived by Seller, as of the Closing Date; and

                           (b)          by Buyer if Buyer’s conditions set forth in Section 10.2 are not satisfied through no fault of Buyer, or are not waived by Buyer, as of the Closing Date;

                           (c)          by mutual agreement of the Parties; and

                           (d)          by Buyer on or before the expiration of the Review Period described above in Section 3.1, if, in Buyer’s sole discretion, Buyer is not satisfied with the title, environmental due diligence or other due diligence completed during the Review Period. If Buyer chooses to terminate this Agreement as set forth above, on or before the expiration of the Review Period, Seller shall be entitled to retain the Deposit.

          11.2          Liabilities Upon Termination.

                           (a)          Buyer’s Breach. If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Seller is ready to close, Seller shall retain the Deposit and receive from Buyer an additional cash payment in the amount of $100,000.00 as liquidated damages. Buyer’s failure to close shall not be considered wrongful if (i) Buyer’s conditions under Section 10.2 are not satisfied through no fault of Buyer, or (ii) Buyer has terminated this Agreement as of right under Section 11.1. The remedy set forth herein shall be Seller’s sole and exclusive remedy for Buyer’s wrongful failure to close hereunder and Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Buyer’s wrongful failure to Close.

                           (b)          Seller’s Breach. If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Buyer is ready to close, Seller shall return the Deposit to Buyer immediately after the determination that the Closing will not occur and Buyer shall retain all legal and equitable remedies it has for breach of this Agreement; provided however, that (i) Seller shall not have any liability to Buyer for consequential, special, punitive or exemplary damages arising out of or related to Seller’s breach of any provision of this Agreement and (ii) Buyer waives all equitable remedies for Seller breach of this Agreement, except specific performance, which if Buyer elects to pursue, Buyer must pursue as its sole and exclusive remedy in lieu of all other legal and equitable remedies. Seller’s failure to close shall not be considered wrongful if (i) Seller’s conditions under Section 10.1 are not satisfied through no fault of Seller, or (ii) Seller has terminated this Agreement as of right under Section 11.1.

                           (c)          Termination Pursuant to Section 11.1. If Buyer or Seller terminates this Agreement pursuant to Section 11.1 in the absence of a breach by the other Party, neither Buyer nor Seller shall have any liability to the other Party for termination of this Agreement, except that Seller shall have the option to retain the Deposit. If Buyer or Seller terminates this Agreement pursuant to Section 11.1 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach together with supporting documentation.

ARTICLE 12

CLOSING

          12.1          Date of Closing. The “Closing” of this Transaction shall be held on or before September 30, 2008. The date the Closing actually occurs is called the “Closing Date.”

          12.2          Place of Closing. The Closing shall be held at the offices of Seller, or Seller’s counsel, in Houston, Texas, at 9:00 a.m., September 30, 2008 or at such other time and place as Buyer and Seller may agree in writing.

          12.3          Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                           (a)          Seller shall execute, acknowledge and deliver to Buyer, an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit L, conveying the Assets to Buyer as of the Closing Date, with (i) a special warranty of the real property title by, through and under Seller but not otherwise, and (ii) with all personal property and fixtures conveyed “AS IS, WHERE IS,” with no warranties whatsoever, express, implied or statutory, except those provided in this Agreement.

                           (b)          (Intentionally deleted).

                           (c)          Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

                           (d)          Buyer shall deliver the Closing Amount to the account at the Bank designated by Seller in writing, by wire transfer in immediately available funds, or by such other method as agreed to by the Parties.

                           (e)          Buyer shall deliver to Seller Buyer’s Officer Certificate in such form as may be agreed to by the Parties.

                           (f)          Seller shall deliver to Buyer Seller’s Officer Certificate in such form as may be agreed to by the Parties.

                           (g)          Seller shall execute and deliver to Buyer affidavits of non-foreign status and no requirement for withholding under Section 1445 of the Code, in forms acceptable to Buyer.

                           (h)          At any request by POI or PERC, POI, PERC and Buyer shall execute a joinder document to acknowledge that it has become a party to the JOA, although Buyer shall be considered a party to the JOA from the date of Closing regardless of whether any joinder document is executed.

                           (i)          Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 13

POST-CLOSING OBLIGATIONS

          13.1          Post-Closing Adjustments.

                           (a)          Final Settlement Statement. As soon as practicable after the Closing, but no later than January 1, 2009, Seller, with assistance from Buyer’s staff, will prepare and deliver to Buyer, in accordance with customary industry accounting practices, the Final Settlement Statement (the “Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”). As soon as practicable after receipt of the Final Settlement Statement, but on or before February 1, 2009, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The Parties shall agree with respect to the changes proposed by Buyer, if any, no later than February 28, 2009. February 28, 2009, - the date upon which such agreement is reached or upon which the Final Purchase Price is established - shall be called the “Settlement Date.” If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference. If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference. Any payment by Buyer or Seller, as the case may be, shall be made by wire transfer of immediately available funds within 5 days of the Settlement Date. Any adjustments requiring additional payment by either Buyer or Seller shall also be made in the same manner.

                           (b)          Dispute Resolution. If the Parties are unable to resolve a dispute as to the Final Purchase Price by February 28, 2009, the Parties shall submit the dispute to binding arbitration to be conducted pursuant to Section 14.5(d).

          13.2          Records. Seller agrees to deliver the Records to Buyer on or before 10 days after Closing. Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention. Buyer will not destroy or otherwise dispose of Records for a period of 4 years after Closing, unless Buyer first gives Seller reasonable notice and an opportunity to copy the Records to be destroyed.

          13.3          Transfer of Assets. Seller agrees to transfer ownership of the Assets to Buyer at the Closing. Buyer and Seller agree that the operator, POI shall keep all Records necessary to distribute the proceeds attributable to production.

          13.4          Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of this Transaction contemplated by this Agreement.

ARTICLE 14

ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION

          14.1          Buyer’s Assumption of Liabilities and Obligations. Upon Closing, and except for Retained Liabilities and subject to Section 14.3, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the owning and developing of the Assets for the periods after the Closing, including, without limitation, (i) all obligations and liabilities under the Material Agreements, (ii) the obligation to plug and abandon all wells located on the Lands and reclaim all well sites located on the Lands regardless of when the obligations arose, and (iii) the make-up and balancing obligations for gas from the Wells, (collectively, the “Assumed Liabilities”). The JOA shall be the document describing the procedure of sharing costs associated with the subject properties including acquisitions, development, drilling completion and operation of the properties.

          14.2          Seller’s Retention of Liabilities and Obligations. Upon Closing and subject to Section 14.3, Seller retains all claims, costs, expenses, liabilities and obligations accruing or relating to any of the following (collectively, the “Retained Liabilities”):

                           (a)          any injury, death, casualty, tortuous action or inaction occurring on or attributable to the Assets and attributable to the period of time prior to the Closing;

                           (b)          any demand, claim, liability, obligation, responsibility, cost (including cost of remediation), expense, fine, penalty, judgment or settlement attributable to or arising out of any actual or alleged release or threatened release of Hazardous Materials occurring prior to the Closing Date where Seller, PERC, POI or any of their affiliates transported, disposed, or arranged for the transportation or disposal of Hazardous Materials in connection with the operation of the Assets; and

                           (c)          Taxes imposed with respect to the Assets that are attributable to the period of time prior to the Effective Date.

          14.3          Invoices For Property Expenses and Proceeds Received After Closing. After Closing, those proceeds attributable to the Assets received by a Party or invoices received for or

Property Expenses paid by one Party for or on behalf of the other Party with respect to the Assets which were not already included in the Preliminary Settlement Statement, shall be settled as follows:

                           (a)          Proceeds. Proceeds received by Buyer with respect to sales of Hydrocarbons produced prior to the Closing shall be remitted or forwarded to Seller. Proceeds received by Seller with respect to sales of Hydrocarbons produced after the Closing shall be forwarded to Buyer.

                           (b)          Property Expenses. Invoices for Property Expenses received by Buyer which relate to operations on the Assets prior to the Closing shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller. Invoices for Property Expenses received by Seller which relate to operations on the Assets after the Closing shall be forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.

                           (c)          Duration. The provisions of this Section shall apply until August 1, 2009, after which time, Buyer specifically agrees to assume, pay, become liable for and release Seller from all obligations and liabilities for Property Expenses related to the Assets attributable to the periods of time both before and after the Closing and all such liabilities and obligations shall become part of the Assumed Liabilities.

          14.4          Indemnification. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, unless such excluded damages are payable by a party indemnified hereunder to a third party in connection with a matter indemnified hereunder.

          After the Closing, the Parties shall indemnify each other as follows:

                           (a)          Seller’s Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its members, officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Retained Liabilities, (ii) the Excluded Assets, (iii) any breach by Seller of this Agreement and (iv) any other matter for which Seller has agreed to indemnify Buyer under this Agreement.

                           (b)          Buyer’s Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its respective officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any breach by Buyer of this Agreement and (iii) any other matter for which Buyer has agreed to indemnify Seller under this Agreement.

                           (c)          Release. Buyer shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

                           (d)          Limitation on Seller’s Indemnity Obligations.

                                        (1)          Time. Seller’s indemnity obligation under this Agreement, other than (A) for indemnification under Section 14.4(a)(ii) and (B) for indemnification under Section 14.4(a)(iii) for breach of the representations and warranties in Sections 6.1 through 6.4 and 6.20, shall only extend to Losses for which claim notices are received by Seller or before February 28, 2009, at 5:00 p.m. Central Standard Time. Seller’s indemnity obligation under (A) Section 14.4(a)(ii) and (B) for indemnification under Section 14.4(a)(iii) for breach of the representations and warranties in Sections 6.1 through 6.4 and 6.20 shall continue without limitation. Seller shall have no obligation to indemnify Buyer under this Agreement for and Buyer releases Seller from all indemnity claims that are subject to the first sentence of this Section 14.4(d)(1) that are not properly and timely raised as set forth herein.

                                        (2)          Special Warranty of Title. With respect to Seller’s Special Warranty of Title given in the Assignment, Seller’s indemnity obligation shall be limited to the Allocated Value of the particular Asset.

          14.5          Procedure. The indemnifications contained in Section 14.4 shall be implemented as follows:

                           (a)          Coverage. Such indemnity shall extend to all Losses suffered or incurred by the indemnified Party.

                           (b)          Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) (other than a Claim that is subject to Section 14.5(c)) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) stating: (i) the amount of the Loss, if known, and the method of computation thereof, and (ii) a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

                           (c)          Third Party Claims. Each Indemnified Party shall promptly notify in writing each Indemnifying Party of any claim or legal action by a third party (a “Claim”) of which it becomes aware and for which it is entitled to indemnification from such Indemnifying Party under this Agreement; provided, however, that the failure to promptly give such notice of a Claim shall not constitute a waiver or release of the Indemnified Party’s right to indemnity with respect to such Claim, except to the extent such failure prejudices the position of the Indemnifying Party with respect to such Claim. The Indemnifying Party shall be obligated to defend at the Indemnifying Party’s sole expense any litigation, arbitration or other administrative or adversarial proceeding against the Indemnified Party relating to any Claim for which the Indemnifying Party has agreed to indemnify and hold the Indemnified Party harmless under this Agreement. The Indemnifying Party shall be entitled to assume control of and appoint lead counsel for the defense of such Claim; provided, however, that to exercise such rights the

Indemnifying Party must give notice to the Indemnified Party within 30 days after such receipt from the Indemnified Party of written notice of such Claim whether it is assuming control of and appointing lead counsel for such defense. Any Indemnified Party is authorized prior to and during such 30-day period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party does not give such notice within such 30-day period, then the Indemnified Party shall have the right to assume control of the defense thereof at the reasonable cost and expense of the Indemnifying Party (to the extent that the Indemnifying Party is obligated to indemnify for such Claim under this Article 14), subject to the limitations of liability and other limits set forth in this Article 14; provided, however, that notwithstanding the 30-day period referenced above, the Indemnifying Party may at any time before the settlement or final determination of an ongoing lawsuit admit in writing its liability to indemnify the Indemnified Party and thereafter assume the defense of the Claim (subject to the limitations of liability and other limits set forth in this Article 14). If the Indemnifying Party assumes the defense of a Claim in accordance with the provisions of this Section 14.5(c), the Indemnifying Party shall have control over the defense and/or settlement of such Claim; provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Claim if the settlement does not unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party. However, the Indemnified Party shall have the right to participate with the Indemnifying Party in the defense of any such Claim at its own expense. The Indemnified Party shall assist and cooperate in the prosecution or defense of such Claims; provided, however, such assistance or cooperation shall not include the making of any related counterclaim or cross-complaint against any Person who is an affiliate of Seller or a past, present or future manager, member, officer, director, trustee, employee or partner of Seller or of an affiliate of Seller. Regardless of which Party has assumed the control of the defense of any Claim in accordance with this Section 14.5(c), the Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of such Claim.

                           (d)          Dispute. The Parties agree to resolve all “Disputes” concerning this Agreement pursuant to the provisions of this section. The Parties agree to submit all Disputes to binding arbitration in Houston, Texas, such arbitration to be conducted as follows: The arbitration proceeding shall be governed by Texas law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the “Arbitrators.” The arbitration shall be before a mutually agreed upon three person panel of neutral arbitrators, consisting of (1) a petroleum engineer with at least 10 years experience, (2) a retired judge at the district court or appellate court levels and (3) an attorney with at least 15 years experience in the oil and gas industry (with the panel so picked being the “Arbitrators”). In the event that the Parties cannot agree on the Arbitrators, then Seller and the Buyer will select one Arbitrator and then the two selected Arbitrators will pick the third Arbitrator. The Arbitrators shall conduct a hearing no later than 60 days after submission of the matter to arbitration, and a written decision shall be rendered by the Arbitrators within 30 days of the hearing. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 days of the Arbitrators’ decision. The final decision may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the arbitrators shall be borne 50% by the Seller and 50% by the Buyer.

          14.6          No Insurance; Subrogation. The indemnifications provided in this Article 14 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their respective successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

          14.7          Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

ARTICLE 15

MISCELLANEOUS

          15.1          Exhibits. The Exhibits to this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

          15.2          Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating this Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

          15.3          Notices. Except as provided in Section 8.1(d), all notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by telecopy or facsimile transmission, when received (iii) if mailed, when received, or (iv) if sent by overnight courier, when received. All notices shall be addressed as follows:

          If to Seller:

                    TR Energy, Inc.
                    P.O. Box 2033
                    Tyler, Texas 75710
                    Telephone: (903) 595-4139
                    Fax: (903) 595-0344

With a copy to:

                    *     *     *

                    *     *     *

                    *     *     *

                    *     *     *

               Telephone:     *     *     *
               Fax:     *     *     *

If to Buyer:

               Noram Resources, Inc.
               13103 FM 1960 West, Suite 210
               Houston, Texas 77065
               Telephone: (832) 678-2338
               Fax: (281) 493-6140

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

          15.4          Amendments/Waiver. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

          15.5          Assignment. Either Party may assign this Agreement upon the prior, written consent of the other Party, which consent shall not be unreasonably withheld.

          15.6          Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement and prior to the Closing Date concerning this Agreement or this Transaction and during that time period, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, Buyer or Seller shall not issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

          15.7         Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

          15.8          Counterparts/Fax Signatures. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. The Parties agree that facsimile signatures are binding.

          15.9     References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.

          15.10     Governing Law. This Agreement and this Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Texas.

          15.11     Entire Agreement. This Agreement constitutes the entire understanding among the Parties, their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter.

          15.12     Knowledge. The “knowledge of a Party” shall mean for purposes of this Agreement, the actual, conscious knowledge of the Party at the time the assertion regarding knowledge is made. If the Party is a corporation or other entity other than a natural person, such actual, conscious knowledge must be on the part of the person having supervising management authority over the matters to which such knowledge pertains.

          15.13     Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

          15.14     Survival. The representations set forth in Sections 6.1 through 6.4 and 7.1 through 7.6 shall survive without limitation as to time. The remaining representations set forth in this Agreement shall survive the Closing for six (6) months. Delivery of the Assignment, Bill of Sale and Conveyance at the Closing will not constitute a merger of this Agreement with such Assignment.

          15.15     No Third-Party Beneficiaries. Except as otherwise provided in Section 14.4, this Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in Section 14.4, there are no third party beneficiaries to this Agreement.

          The Parties have executed this Agreement on the dates set forth in the Acknowledgments, effective as of the Effective Date.

SELLER:

TR ENERGY, INC.

By:

Name:	W.L. Sudderth
Title:	Vice President

BUYER:

NORAM RESOURCES, INC.

By:

Name:	Mark G. Avery
Title:	President

Agreed and acknowledged:

PEGASI OPERATING, INC.
(as to the agreement in Section 1.1 and the
representations set forth in Section 6.6
and the covenants set forth in Section 8.1(a) and 8.1(d))

By:

Name:	Michael H. Neufeld
Title:	President

PEGASI ENERGY RESOURCES CORPORATION
(as to the agreement in Section 1.1 and the
representations set forth in Section 6.7)

By:

Name:	Michael H. Neufeld
Title:	President

EXHIBIT A

Leases and Lands

* * *

[Redacted for Competitive reasons]

EXHIBIT B

Wells/WI/NRI and Depth Restrictions

* * *

[Redacted for Competitive reasons]

EXHIBIT C

Plat of Area of    * * *

* * *

[Redacted for Competitive reasons]

EXHIBIT D

Material Agreements; Hydrocarbon Sales Contacts; Calls on Production

* * *

[Redacted for Competitive reasons]

EXHIBIT E

Excluded Assets

1.     Seller’s 30% undivided interest in certain pipeline(s) and associated easements known as the TR Rodessa Pipeline, which pipeline is co-owned with TR Rodessa, Inc.; and

2.     Seller’s 30% ownership interest in 59 Disposal, Inc., a Texas corporation, and the salt water disposal well owned by this entity.

EXHIBIT G

Joint Operating Agreement

* * *

[Redacted for Competitive reasons]

EXHIBIT K

Insurance Coverage

* * *

[Redacted for Competitive reasons]

EXHIBIT L

Assignment, Bill of Sale and Conveyance

ASSIGNMENT OF OIL AND GAS LEASES, BILL OF SALE AND CONVEYANCE

STATE OF TEXAS	)
)
COUNTY OF CASS	)

          THIS ASSIGNMENT OF OIL AND GAS LEASES and BILL of SALE, (“Assignment”) effective as of _________, __, 2007, at 7:00 A.M. Central Time (“Effective Date”), from *   *   * , hereinafter referred to as “Assignor”, conveys all interest unto; *   *   *   , hereinafter referred to as “Assignee”.

          For Ten Dollars ($10.00) and other good and valuable consideration in hand paid, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, and conveys unto Assignee, its successors and assigns, all of its right, title and interest in the wells, lands, leasehold and production units outlined in Exhibit ‘A’, Exhibit ‘B’, and Exhibit ‘C’ and attached hereto and incorporated by reference herein, (hereinafter collectively referred to as the “Interests”):

1.

All of Assignor’s right, title and interest in and to the lands, oil and gas leases and leasehold interests (sometimes hereinafter collectively referred to as the “Leases”) as outlined in Exhibit ‘A”. All of Assignor’s right, title and interest into the wells outlined in Exhibit ‘B’

2.

All equipment, materials, personal property, fixtures and improvements associated with the Leases. All wells, wellhead equipment and all production equipment outlined in exhibit ‘C’ as of the Effective Date (as hereinafter defined), appurtenant thereto or used or obtained in connection with the Wells or with the production, treatment, sale or disposal of hydrocarbons produced there from or attributable thereto, and all other appurtenances thereunto belonging (the “Equipment”);

3.

All unitization, communitization, pooling, and operating agreements, and the units created thereby which relate to the Leases or interests which relate to the Wells, including any and all units formed under orders, regulations, rules, and other official acts of the governmental authority having jurisdiction, together with any right, title and interest created thereby in the Leases;

               TO HAVE AND TO HOLD the Interests unto Assignee, its successors and assigns, forever, subject to the following terms and conditions:

1.

THIS ASSIGNMENT AND BILL OF SALE IS EXECUTED, DELIVERED, AND ACCEPTED WITHOUT ANY REPRESENTATION, WARRANTY OR COVENANT OF TITLE OF ANY KIND OR NATURE, EITHER EXPRESS, IMPLIED OR STATUTORY. THE INTERESTS ARE BEING CONVEYED AND ASSIGNED TO AND ACCEPTED BY THE ASSIGNEE IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ANY FAULTS AND DEFECTS.

2. This Assignment and Bill of Sale shall inure to the benefit of and be binding upon the parties hereto, their heirs, successors and assigns.

3.       This Assignment and Bill of Sale may be executed by Assignor and Assignee in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, this instrument is executed the ______ day of_____, 200_, but shall be effective as of 7:00 AM CST, the ___________________, 2007. (the “Effective Date”).

“ASSIGNOR”

* * *

By:

Name:

Title:

“ASSIGNEE”

* * *
By:

Name:

Title:

A C K N O W L E D G M E N T
State of __________	}
	} ss.	(Corporation Acknowledgment)
County of _________	}

Before me, the undersigned, a Notary Public, in and for said County and State on this ________ day of ___________, 200_, personally appeared __________________________________________ to me known to be the identical person who subscribed the name of the marker thereof to the foregoing as its___________________ and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth. Given under my hand and seal the day and year last above written.

My commission expires:

My commission number:	Notary Public

A C K N O W L E D G M E N T
State of __________	}
	} ss.	(Corporation Acknowledgment)
County of _________	}

          Before me, the undersigned, a Notary Public, in and for said County and State on this _______ day of _________, 200_, personally appeared __________________________________________ to me known to be the identical person who subscribed the name of the marker thereof to the foregoing as its___________________ and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth. Given under my hand and seal the day and year last above written.

My commission expires:

My commission number:	Notary Public